WARWICK COMMUNITY BANCORP CHAIRMAN TO SPEAK AT BANKING
CONFERENCE

WARWICK, NEW YORK, December 10, 2002 - Warwick Community Bancorp, Inc. (NASDAQ: WSBI) Chairman of the Board and Chief Executive Officer Fred G. Kowal will speak at the New York Society of Security Analysts, Inc. Banking Conference on Thursday, December 12, 2002 in New York City. Warwick's presentation is scheduled to begin at 9:50 a.m.

A web cast of the event will be available through NYSSA's web site, http://www.twst.com/econf/mm/nyssa16/wsbi.html. In addition, the presentation materials will be filed simultaneously with the SEC and will be available on the EDGAR system of the SEC. A copy of the materials may be obtained from the Shareholder Relations Department by calling (845) 986-2206, X2214.

Warwick Community Bancorp, Inc. is the holding company for The Warwick Savings Bank, a New York state chartered stock savings bank, and The Towne Center Bank, a New Jersey state chartered commercial bank. The Warwick Savings Bank was originally founded in 1875 and is a community-oriented savings institution offering a variety of financial services to meet the needs of the communities it serves. The Towne Center Bank was founded in 1999. The Warwick Savings Bank maintains its headquarters in the village of Warwick in Orange County, New York and operates additional branches in the village of Monroe, the town of Woodbury, the town of Newburgh and the town of Wallkill, Orange County, New York, and the town of Carmel, Putnam County, New York. The Towne Center Bank is headquartered in the town of Lodi, in Bergen County, New Jersey and operates an additional branch in the borough of Moonachie, in Bergen county, New Jersey. Both banks' deposits are insured up to the maximum allowable amount by the Bank Insurance Fund of the FDIC.

CONTACT: Barbara A. Rudy of Warwick Community Bancorp, Inc., (845) 986-2206 ext. 2238.